UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.)

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MANHATTAN ASSOCIATES, INC.

(Name of Registrant as Specified In Its Charter)

Not Applicable

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MANHATTAN ASSOCIATES, INC.

2300 Windy Ridge Parkway, Tenth Floor

Atlanta, Georgia 30339

(770) 955-7070

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 18, 2017

NOTICE IS HEREBY GIVEN that the 2017 Annual Meeting of Shareholders of Manhattan Associates, Inc. (the “Company”) will be held at 2300 Windy Ridge Parkway, Atlanta, Georgia 30339, at 9:00 a.m., Atlanta, Georgia time, on Thursday, May 18, 2017 (the “Annual Meeting”), to consider and act upon:

1.	the election of two Class I Directors to the Company’s Board of Directors;
2.	a nonbinding resolution to approve the compensation of the Company’s named executive officers;
3.	a nonbinding resolution to determine the frequency of future advisory votes to approve the compensation of the Company’s named executive officers;
4.	a proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017; and
5.	such other business as may properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on March 22, 2017, as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. For instructions on voting, please refer to the notice you received in the mail or, if you requested a hard copy of the proxy materials, on your enclosed proxy card.

By Order of the Board of Directors,

Bruce S. Richards
Senior Vice President, Chief Legal Officer and Secretary

March 31, 2017

Atlanta, Georgia

IMPORTANT

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE SUBMIT YOUR VOTE THROUGH THE INTERNET OR BY TELEPHONE, OR IF YOU REQUESTED PAPER COPIES OF THE PROXY MATERIALS, YOU MAY VOTE BY MAIL BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES. IF YOU ARE ABLE TO ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 18, 2017:

This proxy statement, the form of proxy and annual report on Form 10-K for the fiscal year ended December 31, 2016 (“2016 Annual Report”) are being mailed to shareholders who have requested hard copies on or after March 31, 2017. Registered and beneficial shareholders may view and print this proxy statement and the Company’s 2016 Annual report at www.proxyvote.com or in the Investor Relations section of the Company’s web site at www.manh.com.

MANHATTAN ASSOCIATES, INC.

2300 Windy Ridge Parkway, Tenth Floor

Atlanta, Georgia 30339

_______________________

Proxy Statement

_______________________

Annual Meeting of Shareholders

To Be Held May 18, 2017

_______________________

Information Concerning Solicitation and Voting

Shareholders Meeting

This Proxy Statement (“Proxy Statement”) is furnished on behalf of the Board of Directors (the “Board”) of Manhattan Associates, Inc., a Georgia corporation (the “Company,” “our,” or “we”), to solicit proxies for use at the Annual Meeting of Shareholders to be held on Thursday, May 18, 2017, at 9:00 a.m., Atlanta, Georgia time (the “Annual Meeting”), or at any adjournment or postponement of the meeting, for the purposes set forth in this statement and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at 2300 Windy Ridge Parkway, Atlanta, Georgia 30339.

Internet Availability of Proxy Materials

Beginning this year, the Company is following the Securities and Exchange Commission (the “SEC”) rule (the “Notice and Access” rule) that allows companies to furnish their proxy materials over the Internet. As a result, instead of mailing a paper copy of the proxy materials, which include this Proxy Statement, proxy card and our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (the “2016 Annual Report”), the Company intends to mail, beginning on March 31, 2017, a notice to our shareholders (the “Notice”) notifying them that those materials are available on the Internet beginning March 31, 2017, how our shareholders may access them over the Internet, and how to request a paper or email copy. There is no charge for requesting a paper or email copy.

Registered and beneficial shareholders may view and print this Proxy Statement and the 2016 Annual Report at www.proxyvote.com or in the Investor Relations section of our web site at www.manh.com.

How to Vote

The Notice contains instructions on how to vote online, by mail (if you request a paper copy of proxy materials), or in person. You may also vote by calling 1-800-690-6903 or the number on the proxy card. You will need the control number from your proxy card or the Notice.

Shareholders Entitled to Vote

Only holders of record of the Company’s common stock, $0.01 par value per share (“Common Stock”), at the close of business on March 22, 2017 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, the Company had outstanding and entitled to vote 69,443,299 shares of Common Stock. Each holder of record of Common Stock on that date will be entitled to one vote for each share held on all matters to be voted on at the Annual Meeting.

Revocation

Any shareholder who submits a proxy may revoke it at any time before they vote it at the Annual Meeting by providing written notice of revocation to the Company’s Secretary, by filing with the Company’s Secretary a proxy bearing a later date, or by voting in person at the Annual Meeting. Any shareholder who attends the annual meeting in person will not be considered to have revoked their proxy unless they affirmatively indicate at the Annual Meeting their intention to vote in person the shares represented by their proxy. In addition, a shareholder may revoke their proxy by submitting a subsequent proxy by Internet or telephone by following the instructions in the Notice.

Quorum

The holders of a majority of the total shares of Common Stock outstanding on the Record Date, whether present at the Annual Meeting in person, voting through the Internet or telephone, or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and “broker non-votes” both will be counted toward fulfillment of quorum requirements. Broker non-votes occur on a matter up for vote when a broker, bank, or other custodian or nominee is not permitted to vote on that particular matter without instructions from the beneficial owners of the shares, the owner does not give those instructions, and the broker or other nominee indicates on its proxy, or otherwise notifies us, that it does not have authority to vote the shares on that matter. Whether a broker has authority to vote its shares on uninstructed matters is determined by stock exchange rules.

Counting of Votes

The purpose of the Annual Meeting is to consider and act on the matters listed in the accompanying Notice of Annual Meeting and set forth in this Proxy Statement. The voting methods described in the Notice provide a means for a shareholder to vote on each of the matters listed in the Notice and described in this Proxy Statement. Shares represented by each proxy will be voted in accordance with the shareholder’s directions.

Assuming a quorum is present, approval of the nonbinding resolution to approve the compensation of the Company’s named executive officers, approval of the nonbinding resolution to determine the frequency of future advisory votes on executive compensation, ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017, and approval of any other matters as may properly come before the meeting, require that the votes cast in favor of each matter exceed the votes cast against that matter.

The Company’s Bylaws provide that Directors are elected by a plurality of the votes cast for the Directors; i.e., the nominees who receive the most votes for the available Director positions will be elected as Directors. As described in the next section below, however, the Board has adopted a policy requiring Directors who fail to receive the affirmative vote of a majority of the votes cast in an uncontested election to tender their resignation.

Neither abstentions nor broker non-votes are considered “votes cast,” and therefore neither will have an effect on the results of the vote with respect to the election of Directors, approval of the nonbinding resolution to approve the compensation of the Company’s named executive officers, approval of the nonbinding resolution to determine the frequency of future advisory votes on executive compensation, or ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

Majority Vote Resignation Policy for Director Elections

As noted above, the Company’s Bylaws provide that Directors are elected by a plurality of the votes cast. Although nominees who receive the most votes for the available positions will be duly elected, on December 5, 2014, the Board adopted a Majority Voting Director Resignation Policy (the “Resignation Policy”) applicable to nominees who fail to receive the affirmative vote of a majority of the votes cast in an uncontested election for Directors. The Resignation Policy requires that a nominee not receiving a majority affirmative vote in an uncontested election promptly tender to the Board or its Chair their resignation from the Board and committees on which the Director serves. The resignation may be conditioned upon Board acceptance. If it is not so conditioned, the resignation must specify that it is effective immediately on delivery.

A “majority affirmative vote” means that the votes cast “for” a nominee’s election exceed those “against,” with abstentions and broker non-votes not being considered “votes cast.”  You have been provided with options to vote “for” or “against” each Director nominee, and also to “abstain” from voting on a particular nominee.  However, neither a vote “against” a Director nominee, nor an abstention, affects whether a Director nominee in an uncontested election is legally elected under the plurality vote standard (provided such nominee receives at least one “for” vote).  But a vote “against” a Director is considered in determining whether a Director who is elected has received a “majority affirmative vote” for purposes of the Resignation Policy (as noted above, an abstention does not affect the Resignation Policy-related determination).

If a Director nominee elected to the Board fails to receive a majority affirmative vote and tenders a conditional resignation to the Board, the Nomination and Governance Committee of the Board will consider such Director’s resignation, including any information provided by the Director, and within 60 days of the shareholder meeting at which the Director failed to receive a majority affirmative vote, will recommend to the full Board what action to take on the Director’s resignation. The committee may recommend, among other things, acceptance or rejection of the resignation, delayed acceptance pending the recruitment and election of a new Director, or rejection of the resignation in order to address the underlying reasons for the Director’s failure to receive the majority affirmative vote of the shareholders. The policy provides for the Board to act on the committee’s recommendation within 90 days following the shareholder meeting.

In considering a conditional resignation, the committee and the Board may consider those factors they deem relevant, including but not limited to the underlying reasons for the failure of the Director to receive a majority affirmative vote, the tenure and qualifications of the Director, the Director’s past and expected future contributions, other policies, and the overall composition of the Board, including whether accepting the resignation would cause the Company to fail to meet legal or stock market requirements.

Following the Board’s decision, the Company will publicly announce the Board’s decision regarding any conditional resignation. A resigning Director cannot participate in committee or Board decisions regarding their resignations, except in certain cases where multiple Directors have failed to receive majority affirmative votes, which circumstances are described in the full policy posted in the Investor Relations section of our web site at www.manh.com. The preceding summary of the policy is qualified in its entirety by reference to the full policy.

Recommendations of the Board of Directors

The Board of Directors recommends that you vote:

•	FOR the election to the Board of the nominees named in this Proxy Statement;
•	FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers;
•	FOR the approval, on an advisory basis, of future advisory votes on the compensation of the Company’s named executive officers every one year; and
•	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

Proxies

When a proxy is properly executed and returned, the shares that it represents will be voted at the Annual Meeting in accordance with the instructions noted on it. In the absence of instructions, the shares represented by valid proxies will be voted in accordance with the Board’s recommendations.

Proxy Solicitation Costs

The Company will bear the entire cost of soliciting proxies to be voted at the Annual Meeting, including the preparation and, as applicable, the printing and mailing of the proxy materials and tabulation of the votes. We have engaged The Proxy Advisory Group, LLC®, to assist in the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements that are not expected to exceed $13,000 in the aggregate. In addition, certain Directors, officers, or other employees of the Company, who will receive no additional compensation for their services, may solicit proxies in person or by telephone, email, or facsimile. The Company will reimburse brokers, banks, and other nominees for their reasonable out-of-pocket expenses for forwarding the proxy materials to their customers who are beneficial owners.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the amount and percent of shares of Common Stock that, as of March 6, 2017, unless a different date is noted below, are deemed under SEC rules to be “beneficially owned” by (i) each member of the Board and each nominee to become a member of the Board, (ii) the Chief Executive Officer, the Chief Financial Officer, and the other executive officers identified as the “named executive officers” in the Summary Compensation Table appearing in this Proxy Statement, (iii) all Directors and executive officers of the Company as a group, and (iv) any person or “group” (as that term is used in the Securities Act of 1934, as amended) known to the Company as of that date to be a “beneficial owner” of more than 5% of the outstanding shares of Common Stock.

	Common Stock Beneficially Owned (1)
Name of Beneficial Owner	Number of Shares of Common Stock	Percentage of Class
Eddie Capel	203,057	*
Brian J. Cassidy	53,438	*
Edmond I. Eger III	4,759	*
John H. Heyman	2,820	*
John J. Huntz, Jr.	70,791	*
Charles E. Moran	-	-
Thomas E. Noonan	129,653	*
Deepak Raghavan	28,041	*
Dennis B. Story	73,189	*
Bruce S. Richards	31,218	*
Robert G. Howell	90,795	*
Linda C. Pinne	16,733	*
All executive officers and Directors as a group (11 persons)	704,494	1.01%
Eaton Vance Management (2)	7,397,988	10.63%
The Vanguard Group, Inc. (3)	6,625,586	9.52%
Brown Capital Management, Inc. (4)	5,939,006	8.53%
BlackRock, Inc. (5)	5,760,921	8.28%
Neuberger Berman Group LLC(6)	4,241,172	6.09%

_____________

*	Less than 1% of the outstanding Common Stock.
(1)

The percentage beneficially owned is based on 69,613,427 shares outstanding as of March 6, 2017.  Unless otherwise noted, the address for each beneficial owner is the Company’s corporate headquarters located at 2300 Windy Ridge Parkway, Tenth Floor, Atlanta, Georgia 30339.

(2)	Based on a Schedule 13G/A filed with the SEC on February 15, 2017, by Eaton Vance Management, an investment adviser. The address of Eaton Vance Management is 2 International Place, Boston, MA 02110.
(3)

Based on a Schedule 13G/A filed with the SEC on February 10, 2017, by The Vanguard Group, Inc.  Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 37,843 shares of the Company’s Common Stock as a result of its serving as investment manager of collective trust accounts.  Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 11,858 shares of the Company’s Common Stock as a result of its serving as investment manager of Australian investment offerings. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(4)

Based on a Schedule 13G/A filed with the SEC on February 9, 2017 by Brown Capital Management, LLC. All of these shares of Common Stock are owned by various investment advisory clients of Brown Capital Management, LLC, which is deemed to be a beneficial owner of those shares pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, due to it discretionary power to make investment decisions over such shares for its clients and/or its ability to vote such shares. In all cases, persons other than Brown Capital Management, LLC have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of the shares. No individual client holds more than five percent of the class. The address of Brown Capital Management, LLC is 1201 N. Calvert Street, Baltimore, MD 21202.

(5)

Based on a Schedule 13G/A filed with the SEC on January 25, 2017, by BlackRock, Inc. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Common Stock of the Company. No one person’s interest in the Common Stock of the Company is more than five percent of the total outstanding common shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(6)

Based on a Schedule 13G filed with the SEC on February 14, 2017 by Neuberger Berman Group LLC.  Neuberger Berman Group LLC and its affiliates may be deemed to be beneficial owners of securities for purposes of Exchange Act Rule 13d-3 because they or certain affiliated persons have shared power to retain, dispose of or vote the securities of unrelated clients. Neuberger Berman Group LLC or its affiliated persons do not, however, have any economic interest in the securities of those clients. The clients have the sole right to receive and the power to direct the receipt of dividends from or proceeds from the sale of such securities. No one client has an interest of more than 5% of the Company’s Common Stock.  With regard to 4,241,172 of these shares, Neuberger Berman Group LLC may be deemed to be the beneficial owner for purposes of Rule 13d-3 because certain affiliated persons have shared power to retain, dispose of and vote the securities. In addition to the holdings of individual advisory clients, Neuberger Berman Investment Advisers LLC serves as investment manager of Neuberger Berman Group LLC’s various registered mutual funds which hold such shares. The holdings belonging to clients of Neuberger Berman Trust Co N.A., Neuberger

Berman Trust Co of Delaware N.A., NB Alternatives Advisers LLC and Neuberger Berman Investment Advisers LLC are also aggregated to comprise these holdings. In addition to the foregoing for which Neuberger entities also have shared power to dispose of the shares, 4,241,172 of these shares also includes shares from individual client accounts over which Neuberger Berman Investment Advisers LLC has shared power to dispose but does not have voting power over these shares. The holdings of Neuberger Berman Trust Co N.A., Neuberger Berman Trust Co of Delaware N.A., NB Alternatives Advisers LLC and Neuberger Berman Investment Advisers LLC, are also aggregated to comprise the holdings referenced herein.  The address of Neuberger Berman Group LLC is 1290 Avenue of the Americas, New York, NY 10104.

PROPOSAL 1

ELECTION OF CLASS I DIRECTORS

Introduction

The Board is divided into three classes. The term of each Director is three years, and the terms of the Directors in each of the respective classes are staggered vis-à-vis the terms of the Directors in the other two classes. The Board currently comprises two Class I Directors (Messrs. Cassidy and Capel), whose terms expire at the Annual Meeting, two Class II Directors (Messrs. Raghavan and Eger), whose terms expire in 2018, and three Class III Directors (Messrs. Huntz, Heyman, and Noonan), whose terms expire in 2019. Mr. Cassidy is retiring as a Director when his current term expires at the Annual Meeting because of the mandatory retirement age provision set forth in the Company's Bylaws. On the recommendation of the Board’s Nomination and Governance Committee, the Board has nominated Mr. Capel for re-election as a Class I Director, and Charles E. Moran for election as a Class I Director to fill the seat being vacated by Mr. Cassidy. There are no family relationships among any of the Directors or Director nominee of the Company.

Shares represented by executed Proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below. If any nominee is unavailable for election as a result of an unexpected occurrence, those shares will be voted for the election of such substitute nominee as the Board of Directors may select. The persons nominated for election have agreed to serve if elected, and management has no reason to believe that the nominees will be unable to serve.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NAMED NOMINEES.

Nominees

Nominees to Serve as Class I Directors (Terms Expire in 2020)

Eddie Capel, age 56, has served as our President and Chief Executive Officer since January 1, 2013. Prior to that, beginning in July 2012, Mr. Capel served as our President and Chief Operating Officer. Also in July 2012, the Board elected Mr. Capel to the Board as a Class I director. Prior to becoming our President, Mr. Capel served as Executive Vice President and Chief Operating Officer since January 12, 2011. Previously, Mr. Capel served as our Executive Vice President—Global Operations from January 2009 to January 2011. In this capacity, Mr. Capel was responsible for the Company’s global product management, research and development, and customer support functions. From January 2008 through January 2009, Mr. Capel served as our Executive Vice President—Global Product Management and Customer Services. From January 2005 to January 2007, Mr. Capel served as our Senior Vice President—Global Product Management and Global Customer Services and from January 2004 through January 2005 as our Senior Vice President Product Management. Prior to January 2004, he held various other positions with the Company. Prior to joining Manhattan Associates in June 2000, Mr. Capel held various positions at Real Time Solutions, including chief operations officer and vice president, operations. He also served as director, operations, with Unarco Automation, an industrial automation/robotics systems integrator. Prior to joining Unarco, Mr. Capel worked as a project manager and system designer for ABB Robotics in the United Kingdom.

As our President and Chief Executive Officer, Mr. Capel provides essential insight and guidance to our Board from an insider perspective of the day-to-day operations of the Company. In addition, Mr. Capel brings many years of experience in the software industry to our Board.

Charles E. Moran, age 62, recently retired as the Chairman and Chief Executive Officer of Skillsoft Corporation, a leading global provider of cloud-based learning and talent management solutions. Mr. Moran held those positions from 1998 to 2015 and remained on as the Chairman from 2015 to 2016. From 1995 to 1997, Mr. Moran served as the President and Chief Executive Officer of NETg, a subsidiary of National Education Corporation, and a provider of computer-based training for IT professionals. From 1993 to 1994, he served as the Chief Operating Officer and Chief Financial Officer of SoftDesk, a leading Architecture, Engineering and Construction/Computer-Aided Design software application company, which was acquired by Autodesk. From 1992 to 1993, he served as the President of Sytron Corp, a data management software subsidiary of Rexon, Inc. From 1989 to 1992, he was Vice President of Sales and Marketing at Insite Peripherals, a manufacturer of floppy disk drives. Prior to joining Insite Peripherals, his experience included various business management positions with Archive Corporation, Florida Data, and Hamilton-Avnet Corporation. From

2009 to 2014, Mr. Moran served on the Board of Directors at Higher One, Inc., a leading payment technology provider for higher education. From 1997 to 2001, he served on the Board of Directors at Workgroup Technology, a client/server product data management solution.

Mr. Moran brings expertise to the Board on digital transformation, cloud and SaaS business models, and cybersecurity. A well-rounded executive, Mr. Moran grew up in sales, proved his financial acumen through his time as a Chief Financial Officer, and is recognized as an outstanding strategist and operator. We believe Mr. Moran’s extensive background and knowledge in technology and consulting, and his leadership experience as a corporate executive, make him well-suited to add value to the Company’s Board.

Continuing Directors

The members of our Board continuing in office as Class II Directors, elected to serve until the 2018 Annual Meeting, are as follows:

Deepak Raghavan, age 50, a founder of the Company, has served as a member of our Board since February 1998. Dr. Raghavan conceptualized, designed and developed the Company’s PkMS® solution—the industry's first "packaged" supply chain execution system. Dr. Raghavan served as our Senior Vice President - Product Strategy from January 2001 until June 2002, as Senior Vice President and Chief Technology Officer from August 1998 until January 2001, and as Chief Technology Officer from our inception in October 1990 until August 1998. From 1987 until 1990, Dr. Raghavan served as a Senior Software Engineer for Infosys Technologies Limited, a software development company, where he specialized in the design and implementation of information systems for the apparel manufacturing industry. Dr. Raghavan earned a Civil Engineering degree from the Indian Institute of Technology, New Delhi, in 1987, an executive MBA degree from Georgia State University in 1998, and a Ph. D. degree in Astronomy from Georgia State University in 2009, and is currently an adjunct professor at Georgia State University.

Dr. Raghavan has been an officer of the Company or member of our Board since its inception and during that time has helped guide the Company through its transformation from a small private software and services company to a growing public company. With over 20 years of experience at the Company, Dr. Raghavan brings deep institutional knowledge and perspective to our Board regarding our strengths, challenges, and opportunities, as well as long experience with our industry. These skills and perspectives enable him to guide the governance practices of the Company and oversee transitions in our Board and officer personnel as chairman of the Nominations and Governance Committee.

Edmond I. Eger III, age 56, has served as a member of our Board since October 2015. From December 2013 through January 2017, Mr. Eger served as the President and Chief Executive Officer of OANDA Corporation, a leader in on-line foreign exchange and over-the-counter commodities and indices trading services. From 2009 to 2013, he served as a Senior Vice President and General Manager for the Americas at Paypal, Inc., and as an advisor to the CEO at eBay Corporation. From 1999 to 2009, Mr. Eger held various management positions with Citigroup and last served as the CEO for its International Cards Business. Prior to joining Citigroup, his experience included various business management positions with Advanta, Standard Chartered Bank, Wells Fargo, and McKinsey & Company. From September 2013 to February 2015, he served on the Board of Directors at Digital River, Inc., a Nasdaq traded e-commerce and payment provider, which was sold to Siris Capital.

Mr. Eger is a visionary in the payments and consumer transactions sectors, with over 25 years of experience, and has extensive knowledge of international businesses. He is a seasoned international payments executive with deep financial services, management, branding, and risk management experience. We believe Mr. Eger’s extensive knowledge and leadership experience brings valuable perspective to the Board.

The members of our Board continuing in office as Class III Directors, elected to serve until the 2019 Annual Meeting of Shareholders, are as follows:

John J. Huntz, Jr., age 66, has served as a member of our Board since January 1999 and as Chairman of our Board since May 2003. Mr. Huntz has more than 30 years of private equity, venture capital, and operational experience. Since 2013, Mr. Huntz has served as Managing Director of Huntz & Co., LLC, a venture advisory firm. He also serves on several early stage start-up technology and healthcare ventures and is an Advisor to Balentine, an Atlanta based wealth management firm. From 2005 to 2013, Mr. Huntz served as Executive Director, Venture Capital Investments, of Arcapita, Inc., and from 2009 to 2013, served as its President. From 2006 until 2010, Mr. Huntz also served as a director and Chairman of the Audit Committee of CardioMEMS, Inc., and then until 2014, he served as its Chairman of the Board. CardioMEMS was acquired by St. Jude Medical in 2014. From 1994 through 2005, Mr. Huntz worked at the Fuqua Companies, most recently as Managing Director of Fuqua Ventures. Mr. Huntz also served as Executive Vice President and Chief Operating Officer of Fuqua Enterprises, Inc., (NYSE) a public company.

Mr. Huntz’ prior experience includes, from September 1989 to January 1994, serving as Managing Partner of Noble Ventures International, a private equity firm. From 1984 to 1989, Mr. Huntz provided financial and investment management as Director of

Capital Resources for Arthur Young & Company, and from 1979 to 1984, he was an investment professional at Harrison Capital, a private equity investment subsidiary of Texaco. Mr. Huntz has also served as a Board member for the National Venture Capital Association, and the SEC’s Small Business Capital Formation Task Force Executive Committee. He founded and leads the Southern Capital Forum and is an Advisory Board member of the Metro Atlanta Chamber of Commerce, past Chairman of the Georgia Logistics Innovation Council, and a member of the Board of Georgia Advanced Technology Ventures (Georgia Tech). He also is on the Board of the American Heart Association and the Piedmont Hospital Foundation and has served in numerous other business and community organizations.

Mr. Huntz has over 30 years of both private and public company operating and leadership experience, and has served on numerous boards. In addition, he has extensive financial industry experience through his private equity and venture capital work. We believe Mr. Huntz’s extensive experience, his operational, leadership and finance expertise, and his business and community prominence make him well suited to be our Chairman. His financial expertise in particular also qualifies him eminently to chair our Audit Committee, and the Board has determined he is an “audit committee financial expert” as defined in SEC rules.

Thomas E. Noonan, age 56, has served as a member of our Board since January 1999. Since 2008, Mr. Noonan has served as a Partner of TechOperators, LLC, an early stage technology investment firm that he founded. Since 2013, he has served on the Board of Directors of Ionic Security Inc., a data security company funded by TechOperators. Mr. Noonan became Executive Chairman of Ionic Security in January 2016. He is also Chairman of TEN Holdings, LLC, a diversified family office investment company. From July 2013 until November 2015, Mr. Noonan served as Senior Director and General Manager for the EnergyWise product group at Cisco Systems, which in July 2013 acquired Mr. Noonan’s previous company that he founded, JouleX. Prior to that, since 2010, Mr. Noonan served as the President and Chief Executive Officer of JouleX, a leading innovator in network based enterprise energy management. He also co-founded Endgame Security, the leading provider of software solutions to the U.S. Intelligence Community and Department of Defense, where he currently serves on the Board of Directors. From November 2006 until February 2008, Mr. Noonan served as the General Manager of IBM Internet Security Systems, a division of IBM providing information technology system security products and services. Mr. Noonan served as the President and member of the Board of Directors of Internet Security Systems, Inc., since May 1995, and as its Chief Executive Officer and Chairman from November 1996 until its acquisition by IBM in November 2006. Prior to joining Internet Security Systems, Mr. Noonan served as Vice President, Sales and Marketing with TSI International, Inc., an electronic commerce company, from October 1994 until April 1995. From November 1989 until October 1994, Mr. Noonan held high-level sales and marketing positions at Dun & Bradstreet Software, a developer of enterprise business software. Mr. Noonan also serves on the boards of Intercontinental Exchange, Children’s Healthcare of Atlanta, and the Georgia Tech Foundation, and is on the National Infrastructure Advisory Council.

Mr. Noonan brings to the Company many years of experience in senior management in the software industry, including as co-founder, Chairman, President, and Chief Executive Officer of a public software company. We believe his entrepreneurial, executive management, and software industry experience is an indispensable resource to the Board. His past role as a Chairman, President, and Chief Executive Officer of a public software company also qualifies him well to chair our Compensation Committee, as we believe it gives him insight into the compensation dynamics of companies like Manhattan Associates. The Board has determined he is an “audit committee financial expert” as defined in SEC rules.

John H. Heyman, age 55, is Chief Executive Officer of SnapAV, a vertically-integrated distributor of audio-visual products for commercial and home use, and has held that position since January 2015. Since 2011, Mr. Heyman has been a partner of Actuate Partners, LLC, a firm which he co-founded in 2011, and which provides equity funding and consulting to companies in the technology industry, including software, SaaS, and tech-enabled services. Since 2012, he has served on the Board of Influence Health, Inc., which provides software and services to healthcare marketers and clinicians, and served as its executive chair from 2013-2014. From 1995 to 2011, Mr. Heyman was an executive with Radiant Systems, Inc., a leading provider of software, hardware, and consulting services to the retail and hospitality industries. During that period, he was CEO from 2003 to 2011, when the company was sold, and CFO from 1995 to 2002. Earlier in his career, Mr. Heyman served as a public accountant with accounting firm Arthur Andersen, having received his CPA certification in 1985.

Mr. Heyman has over 20 years of experience in senior and executive management of software enterprises, including under traditional licensing models and cloud-based and other recurring revenue models. While CEO of Radiant Systems, he oversaw the significant growth of Radiant through expansion into new markets and geographies, launching numerous new products, and acquisitions of over 15 companies, both domestic and international. We believe Mr. Heyman’s broad background in technology and consulting, his substantial experience in development and distribution of software and consulting services for the retail industry, and his leadership success as a corporate executive, make him well-suited to add value to the Company’s Board. Further, based on his experience with GAAP and complex financial statements, and his understanding of internal controls and audit functions, which he has acquired through his education and experience as a public accountant, chief financial officer and CEO, the Board has determined Mr. Heyman will qualify as an “audit committee financial expert” as defined in SEC rules.

Board Independence and Meetings

The Board currently consists of seven members, all of whom, with the exception of Mr. Capel, our President and Chief Executive Officer, have been determined by the Board to be “independent” as that term is defined under the corporate governance rules of The Nasdaq Stock Market. In compliance with Nasdaq corporate governance rules, the independent Directors of the Company conduct regularly scheduled meetings without the presence of non-independent Directors or management. The Board’s standing independent committees also regularly meet without management present. During the fiscal year ended December 31, 2016, the Board held five meetings. All the incumbent Directors attended at least 75% of the aggregate total number of Board meetings and meetings of Committees on which they served that occurred during the portion of fiscal year 2016 during which each served as a Director. Our Directors are invited to the Annual Meeting of Shareholders, and two Directors attended our 2016 Annual Meeting.

Director Compensation

During 2016, each non-employee member of the Board of Directors received cash and equity compensation in accordance with the Company’s annual compensation program for non-employee directors. In accordance with that program, the non-employee Chairman of our Board received an annual cash retainer of $150,000, payable in monthly installments on the first business day of each month. The other non-employee members of our Board each received an annual cash retainer of $50,000 payable in quarterly installments on the first business day of each quarter. In addition to those retainers, the Chairman of each of the Audit Committee and the Compensation Committee received an annual cash retainer of $20,000, and the Chairman of the Nomination and Governance Committee received an annual cash of $10,000. Each member of a Committee who was not the Committee Chairman received an additional cash retainer for service on that Committee, with those retainers being $10,000, $7,500, and $5,000 for the Audit, Compensation, and Nomination and Governance Committees, respectively. On the date of the 2016 Annual Meeting of Shareholders, each non-employee Director was awarded 2,820 restricted stock units (“RSUs”). That number of RSUs was based on a grant value of $170,000. The RSUs vest on the earlier of the first anniversary of the date of grant or the next Annual Meeting of Shareholders, provided that the Director remains in continuous service on the Board through that date. Upon vesting, each unit will be settled with one share of Common Stock.

The following table sets forth, for the year ended December 31, 2016, the total compensation earned by our non-employee members of the Board of Directors.

2016 Director Compensation Table
Name (1)	Fees Paid In Cash		Stock Awards(2)	Total
John J. Huntz, Jr.	$182,500		$169,115	$351,615
Thomas E. Noonan	80,000		169,115	249,115
Brian J. Cassidy	62,500		169,115	231,615
Deepak Raghavan	60,000		169,115	229,115
Edmond I. Eger III	51,630	(3)	169,115	220,745
John H. Heyman	38,242	(4)	169,115	207,357
Dan L. Lautenbach (5)	21,923		-	21,923

____________

(1)

Mr. Capel, our employee Director, does not receive any compensation for his service as a member of the Board of Directors. Mr. Capel’s compensation during 2016 is reflected in the Summary Compensation Table on page 22.

(2)

This column represents the aggregate grant date fair value for the Common Stock awarded in 2016 in accordance with the stock compensation topic in the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (the “Codification”) Topic 718. These award fair values have been determined based on the closing market price of the Company’s Common Stock on the date of grant.

(3)	Mr. Eger became a member of the Compensation Committee in October 2016.
(4)	Mr. Heyman was appointed as a Director and became a member of the Audit Committee in May 2016.
(5)	This table includes amounts paid to Mr. Lautenbach during 2016 in consideration of his service as a Director prior to the expiration of his term as a Class III Director on May 12, 2016.

The following table summarizes the equity awards we have made to the non-employee members of our Board that were outstanding and unvested as of December 31, 2016.

Non-Employee Directors' Outstanding Stock Awards as of December 31, 2016
Name	Number of Shares Subject to Restricted Stock Units
John J. Huntz, Jr.	2,820
Thomas E. Noonan	2,820
Brian J. Cassidy	2,820
Deepak Raghavan	2,820
Edmond I. Eger III	2,820
John H. Heyman	2,820

Board Committees

The Board has established three permanent committees that have certain responsibilities for our governance and management. They include the Audit Committee, Compensation Committee, and Nomination and Governance Committee. The Board has adopted charters for the Audit Committee, Compensation Committee, and Nomination and Governance Committee, which can be found in the Investor Relations section of our web site at www.manh.com.

Audit Committee. During 2016, the Audit Committee consisted of Messrs. Huntz, Heyman, and Noonan. Mr. Huntz serves as Chairman of the Audit Committee. The Board has determined that each member of the Audit Committee meets the independence and experience requirements applicable to members of the Audit Committee of a Nasdaq-traded company, as well as the Audit Committee independence standards established by the SEC. Further, the Board has determined that Messrs. Huntz, Heyman, and Noonan are “audit committee financial experts,” as defined by the rules of the SEC. Among other responsibilities, the Audit Committee recommends to the Board the selection and discharge of our independent registered public accounting firm, reviews the scope of the audit to be conducted by them, as well as the results of their audit, and reviews our internal controls and financial statements. The Audit Committee also reviews and discusses with management and our independent registered public accounting firm major financial risk exposure and steps management has taken to monitor and control such exposure. During the fiscal year ended December 31, 2016, the Audit Committee met four times.

Compensation Committee. During 2016, the Compensation Committee consisted of Messrs. Noonan, Cassidy, Eger, and Huntz. Mr. Noonan serves as Chairman of the Compensation Committee. The Board has determined that all members of the Compensation Committee meet the independence requirements of the Nasdaq corporate governance rules. The Compensation Committee approves the compensation of all of our executive officers, including the Chief Executive Officer, reviews compensation plans for our non-employee Board members, officers, and other key executives, and makes recommendations concerning these matters to the Board. The Compensation Committee also administers our equity incentive programs and establishes the terms and conditions of all stock, stock options, and stock units granted under these plans. During the fiscal year ended December 31, 2016, the Compensation Committee met six times.

Nomination and Governance Committee. During 2016, the Nomination and Governance Committee (the “Nomination Committee”) consisted of Messrs. Raghavan, Cassidy, and Huntz. Mr. Raghavan serves as Chairman of the Nomination Committee. The Board has determined that all members of the Nomination Committee meet the independence requirements of the Nasdaq corporate governance rules. The Nomination Committee is appointed by the Board to identify and assist in recruiting outstanding individuals who qualify to serve as Board members and to recommend to the Board a slate of Director nominees for election by our shareholders at each annual meeting of our shareholders in accordance with our Articles of Incorporation, Bylaws, and Georgia law, to recommend Directors for appointment to each Board Committee, and to review the performance of the Board and its Committees and make appropriate recommendations. During the fiscal year ended December 31, 2016, the Nomination Committee met four times.

In accordance with the provisions of our Bylaws, shareholders may directly nominate prospective Director candidates by delivering to our Corporate Secretary certain information about the nominee not less than 60 days prior to the meeting as originally scheduled, or if less than 70 days’ notice or prior public disclosure of the date of the scheduled meeting is given or made, delivery of notice to the Company not later than the tenth day following the earlier of the day on which notice of the date of the meeting is mailed to shareholders or public disclosure of the date of that meeting is made. The Nomination Committee has not adopted a formal policy with regard to consideration of any Director candidate proposed by shareholders for inclusion in the Board’s slate. The Nomination Committee believes that such a policy is not necessary or appropriate because of the shareholders’ ability to directly nominate Director candidates for the Board.

In identifying qualified individuals to become members of the Board, the Nomination Committee selects candidates whose attributes it believes would be most beneficial to the Company. The Nomination Committee (i) considers factors such as the individual’s experience, integrity, competence, skills, and dedication in the context of the needs of the Board, (ii) seeks to recruit from a diverse pool, taking into account diversity factors such as gender, race, ethnicity, age, and occupation, and (iii) takes reasonable steps to include meaningful representation in the candidate pool of women and minorities. The Nomination Committee generally identifies Director nominees through the personal, business, and organizational contacts of existing Directors and management, but also may use a variety of other sources to identify Director nominees, including third-party search firms, counsel, advisors, and shareholder recommendations. The composition of our current Board reflects diversity in business and professional experience and skills.

In connection with the nomination of Mr. Moran for election to the Board at our 2017 Annual Meeting, during the period when the Company was recruiting for a Director to fill Mr. Cassidy’s seat on the Board, JamesDruryPartners, an executive search firm, contacted the Company and recommended the Company consider whether Mr. Moran might be a good candidate to serve on the Board. The Company did not pay any fee to JamesDruryPartners.

Board Leadership Structure

Our Bylaws allow, but do not require, our Board to appoint an officer or a non-executive to the position of Chairman of our Board. Our Board has chosen to separate the positions of Chairman and Chief Executive Officer. Currently, John J. Huntz, Jr., a non-employee independent Director, serves as Chairman and Eddie Capel serves as our President and Chief Executive Officer. We believe separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman to lead our Board in its fundamental role of providing advice to and independent oversight of management. Our Board recognizes the time, effort, and energy that the Chief Executive Officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our Chairman, particularly as our Board’s oversight responsibilities continue to grow. Although we do not have a policy mandating the separation of the roles of Chairman and Chief Executive Officer, our Board believes that having separate positions and having an independent outside Director serve as Chairman currently is the appropriate leadership structure for Manhattan Associates.

Code of Ethics

Our Board has adopted a Global Ethics and Compliance Code that is applicable to all members of our Board, our executive officers, and our employees. We have posted the Code in the Investor Relations section of our web site at www.manh.com. If, in the future, we amend, modify, or waive a provision in the Code, we may, rather than file a Form 8-K, satisfy the disclosure requirement under Item 5.05 of Form 8-K by posting that information on our web site.

Risk Management

While we believe that risk management is the responsibility of every employee, senior management is ultimately accountable to our Board and shareholders for risk management. Senior management is responsible for the day-to-day management of risks we face, while our Board, as a whole and through its Committees, oversees planning and responding to risks arising from changing business conditions or the initiation of new activities or products. Our Board also is responsible for overseeing compliance with laws and regulations, responding to recommendations from auditors and supervisory authorities, and overseeing management’s conformance with internal policies and controls addressing the operations and risks of significant activities.

Our Board believes that full and open communication between management and our Board is essential for effective risk management and oversight. Our Board receives regular reports from members of senior management on areas of material risk to Manhattan Associates, including operational, financial, legal and regulatory, strategic, competitive, and reputational risks. Additionally, senior management is available to address any questions or concerns raised by our Board on risk management-related and any other matters.

While our Board is ultimately responsible for risk oversight at Manhattan Associates, our three Board Committees assist our Board in fulfilling its oversight responsibilities in certain areas of risk. The Audit Committee assists our Board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls, and compliance with legal and regulatory requirements, and discusses policies with respect to risk assessment and risk management. The Nomination Committee assists our Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization, membership and structure, succession planning for our Directors, and corporate governance. The Compensation Committee assists our Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs, and succession planning for our executive officers.

In keeping with its responsibilities, the Compensation Committee has evaluated potential risks arising from the Company’s compensation policies and practices for all employees, and concluded that any such risks are not reasonably likely to have a material adverse effect on the Company. Among other possible risks, the Compensation Committee considered risks related to the consolidated revenue and adjusted earnings per share components of our incentive compensation plans. In reaching its conclusion, the Compensation Committee reviewed and considered various factors, including the following:

•	Our incentive compensation plans include short-term annual cash incentives for all participants and long-term equity incentives for upper management;
•	Our long-term equity incentives include both performance-based and service-based awards;
•

Our short-term annual cash incentives and our long-term performance-based equity incentives use revenue and adjusted earnings per share as performance objectives, with minimum to maximum range criteria (threshold, target, maximum) providing a pay-for-performance opportunity with zero payout potential below threshold and maximum payout opportunity above target capped at a specific level; and

•	Our Compensation Committee reviews and approves performance criteria and related target levels and performance payout amounts for actual results before incentives are paid.

EXECUTIVE OFFICERS

In addition to Eddie Capel, the following individuals serve as our executive officers:

Dennis B. Story, age 53, has served as our Executive Vice President, Chief Financial Officer, and Treasurer since July 31, 2016, and from January 12, 2011 through June 30, 2016. From July 1, 2016 through July 25, 2016, he served as Chief Financial Officer of BenefitFocus, Inc. Previously, Mr. Story served as our Senior Vice President, Chief Financial Officer, and Treasurer from joining the Company in March 2006 through January 2011. From February 2006 until he joined the Company, Mr. Story served as the Senior Vice President of Finance for Fidelity National Information Services, Inc. Prior to that, Mr. Story was the Senior Vice President of Finance for Certegy Inc., a financial services company, from 2004 until its merger with Fidelity National Information Services, Inc., in February 2006. Prior to his association with Certegy, Mr. Story served as Chief Financial Officer of NewRoads Inc., a provider of outsourced solutions for fulfillment and customer care to companies engaged in one-to-one direct commerce, from September 2003 to September 2004, and Senior Vice President and Corporate Controller of credit reporting company Equifax Inc., from December 2000 until August 2003.

Bruce S. Richards, age 62, has served as our Senior Vice President, Chief Legal Officer, and Secretary since August 2011. Prior to that, Mr. Richards was a partner in the Atlanta-based law firm Taylor English Duma LLP, where he practiced as a member of the firm’s corporate and business law department since 2005. In 2007, while at Taylor English Duma, Mr. Richards also served as interim general counsel for Witness Systems, Inc. Before joining Taylor English Duma, Mr. Richards served in various corporate legal positions, including serving as Corporate Vice President, General Counsel, and Secretary of Certegy Inc., a financial services company, from 2001 through 2002, following Certegy’s spinoff from Equifax Inc., Corporate Vice President and General Counsel of credit reporting company Equifax Inc., from 1996 through 2000, and Vice President and General Counsel of financial services company Telecredit, Inc., from 1989 through 1990, prior to its sale to Equifax.

Robert G. Howell, age 44, has served as our Senior Vice President, Americas Sales since May 2013. Prior to that, Mr. Howell served as our Senior Vice President, North America Sales since January 2013, our Vice President North America Sales since January 2010, and a Senior Director of Sales since January 2009. Before that, Mr. Howell served as Director of Sales since October 2006. Prior to joining the Company, Mr. Howell served in various sales executive roles at Logility, Inc., a provider of collaborative supply chain planning solutions and a wholly owned subsidiary of American Software, Inc., from 2000 until 2006. From 1995 to 2000, he was an Account Executive with Measurex, Inc., a provider of computer process control software and scanning sensors primarily for the pulp and paper industry that was acquired by Honeywell International.

Linda C. Pinne, age 43, has served as our Senior Vice President, Global Corporate Controller, and Chief Accounting Officer since January 2016, when the Board also appointed her as an executive officer. Previously, Ms. Pinne served as our Vice President, Corporate Controller since January 2007 and our Controller-Americas since July 2005. Prior to joining the Company, Ms. Pinne served as Vice President of Finance for InterCept Payment Solutions, the payment processing division of InterCept, Inc., a publicly traded financial services company, from 2002 to 2005. Prior to that, Ms. Pinne was an audit manager with Arthur Andersen.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the compensation program for our Principal Executive Officer, our Principal Financial Officer, and the next three most highly-compensated Executive Officers of the Company during 2016 (the “named executive officers”). During 2016, these individuals were:

▪	Eddie Capel, our President and Chief Executive Officer (our “CEO”);
▪

Dennis B. Story, our Executive Vice President, Chief Financial Officer, and Treasurer (our “CFO”), who served in this capacity during 2016 (except from June 30, 2016, when Mr. Story resigned to pursue personal and other business interests, to July 31, 2016, when the Board appointed him to resume his service to the Company);

▪	Bruce S. Richards, our Senior Vice President, Chief Legal Officer, and Secretary;
▪	Robert G. Howell, our Senior Vice President, Americas Sales; and
▪

Linda C. Pinne, our Senior Vice President, Global Corporate Controller, and Chief Accounting Officer, who also served as our interim Chief Financial Officer and Treasurer from July 1, 2016 to July 31, 2016.

This Compensation Discussion and Analysis describes the material elements of our executive compensation program during 2016. It also provides an overview of our executive compensation philosophy and objectives. Finally, it analyzes how and why the Compensation Committee of our Board of Directors (the “Compensation Committee”) arrived at the specific compensation decisions for our executive officers, including the Named Executive Officers, for 2016, including the key factors that the Compensation Committee considered in determining their compensation.

Executive Summary

We delivered solid results in 2016 as evidenced by the following financial highlights:

•	Total revenues of $604.6 million, a $48.2 million increase (9%) over 2015;
•	Operating income of $194.3 million, a $32.9 million increase (20%) over 2015;
•	Operating cash flow of $139.3 million, a $19.1 million increase (16%) over 2015;
•	GAAP Diluted EPS of $1.72, a $0.32 increase (23%) over 2015; and
•	Adjusted Diluted EPS of $1.87, a $0.35 increase (23%) over 2015.

While the Company’s overall 2016 financial performance was solid, we did not achieve our consolidated revenue objective for our annual cash bonus program and the performance-based component of our long-term equity (restricted stock unit) program, resulting in a reduced payout of 89% of the target payout to the named executive officers and all other participants under both programs.

Compensation of our Chief Executive Officer

Our CEO participates in the same executive compensation programs as our other executive officers, including the other named executive officers. In determining compensation for our CEO, the Compensation Committee considers the same information and factors that are used in determining compensation for the other named executive officers, except that our CEO does not make a recommendation to the Compensation Committee for his own compensation.

For 2016, the Compensation Committee set Mr. Capel’s annual base salary at $575,000, with a target annual cash bonus opportunity equal to 100% of his base salary. Mr. Capel was granted a regular equity award of 39,712 RSUs (50% of which were service-based and 50% of which were subject to performance-based objectives).

Based on our 2016 revenue and adjusted earnings per share, as defined in our programs, Mr. Capel earned a cash bonus of $511,750 and 89% of the performance-based component of his 2016 RSU award (which equaled 17,672 shares of our common stock), which will vest from January 2017 through January 2020.

Compensation Policies and Practices

Alignment between Company performance and executive compensation is the cornerstone of our executive compensation philosophy and program design. We also believe that our overall governance of executive compensation is sound and reflects many best practices, including:

•	Separate CEO and Chairman of the Board
•	Oversight by an active, engaged, and independent Compensation Committee
•	Engagement of an independent compensation consultant
•	Capped incentive opportunities to mitigate concerns regarding excessive risk-taking for all employee participants
•	Equity plans that prohibit stock option re-pricing and cash buyouts without shareholder approval for all employee participants
•	“Double-trigger” change-in-control arrangements
•	No excise tax gross-ups
•	Limited executive perquisites
•	Prohibits all employees from engaging in hedging and/or pledging of our securities

In approving compensation arrangements for 2017, the Compensation Committee considered the strong pay-for-performance results and governance practices highlighted above, as well as the fact that 98% of the shares that were voted on the 2016 “say on pay” vote (discussed below) were voted in favor of the Company’s executive compensation program.

Determining Executive Compensation

The Role of the Compensation Committee

The Compensation Committee is responsible for determining the compensation of our executive officers, including the named executive officers, and for administering our Stock Incentive Plan. The Compensation Committee currently comprises four non-employee Directors: Messrs. Noonan (Chairman), Cassidy, Eger, and Huntz. The Compensation Committee’s overall objective is to establish a compensation policy that will (i) attract, retain, and reward executives who will and do contribute to achieving our business objectives, (ii) motivate our executive officers to obtain those objectives, and (iii) align the interests of our executive officers with those of our long-term shareholders.

The Role of Compensation Consultant

The Compensation Committee has the authority to retain compensation consultants and other advisors to assist it in performing its duties. In 2016, the Compensation Committee engaged Compensia, Inc., as its compensation consultant. Compensia reports to and is directed by the Compensation Committee, and provides no other services to the Company. In general, Compensia is directed by the Compensation Committee to provide periodic updates on market trends and developments, provide relevant and credible market data for assessing pay competitiveness, evaluate the alignment of the design of our executive compensation program with our business strategy, performance outcomes, and competitive pay practices, and participate in Compensation Committee meetings where substantive executive compensation decisions are being made.

In 2016, the Compensation Committee considered the six specific independence factors adopted by the SEC and the Nasdaq Stock Market and determined that Compensia is independent and that its work did not raise any conflicts of interest.

The Role of Senior Management

Our CEO generally makes recommendations to the Compensation Committee regarding compensation for the named executive officers other than himself. Our CFO and Senior Vice President, Human Resources provide support to our CEO with respect to data, analysis, and advice in formulating specific recommendations. The Chief Legal Officer generally attends Compensation Committee meetings, prepares meeting minutes and resolutions, and is available for legal counsel as required.

Competitive Market Data

The Compensation Committee considers competitive market data when making pay determinations for our executive officers, including the named executive officers. However, this is only one of many factors considered by the Compensation Committee when making pay determinations, and the Compensation Committee does not benchmark or target a precise percentile or pay level relative to this information. Instead, the Compensation Committee uses this information as a general guide to determine if our executive compensation levels in the aggregate and by element are within a reasonable range compared with other similar companies.

The precise nature of our competitive market analysis varies each year based on the needs of the Company and the Compensation Committee in making pay determinations. Generally, we evaluate competitive market practices using data drawn from both a group of peer companies and compensation survey data. For purposes of determining 2016 compensation, the compensation peer group used by the Compensation Committee comprised the following companies:

•	ACI Worldwide, Inc.
•	Aspen Technology, Inc.
•	Blackbaud, Inc.
•	Cornerstone OnDemand, Inc.
•	Ellie Mae, Inc.
•	FireEye, Inc.
•	Guidewire Software, Inc.
•	MicroStrategy, Inc.
•	NetScout Systems, Inc.

•	Paycom Software, Inc.
•	Pegasystems, Inc.
•	Proofpoint, Inc.
•	ServiceNow, Inc.
•	Splunk, Inc.
•	Synchronoss Technologies, Inc.
•	Tableau Software, Inc.
•	Tyler Technologies, Inc.
•	Ultimate Software Group, Inc.

The Compensation Committee annually reviews pay and performance data from the compensation peer group as well as pay data from various compensation surveys. Both the peer group and survey data included in the comparisons included companies that were comparable with respect to revenue level, market capitalization, industry segment, and competitive employment market to the Company. The specific peer companies, survey sources, and forms of analysis change from year to year based on the best available data and the key priorities of the Compensation Committee. This information was considered by the Compensation Committee along with other relevant information, such as the performance of the Company and of each executive officer. Recommendations were also presented to the Compensation Committee by our CEO for our executive officers (other than himself). No other executive officer has direct input to the Compensation Committee regarding the compensation of the named executive officers.

Shareholder Advisory Vote on Named Executive Officer Compensation

Our Board and Compensation Committee are responsible for determining executive compensation. However, we conduct an annual shareholder vote on the compensation of our named executive officers—the “say on pay” vote—to obtain our shareholders’ advice on our compensation program for those executives. In 2016, our executive compensation program for our named executive officers received the approval of holders of approximately 98% of the shares of Common Stock that were actually voted, indicating strong support from our shareholders. We are again soliciting this year advisory shareholder approval of our named executive officer compensation as set forth in this Proxy Statement. We are also soliciting this year the advisory recommendation of the shareholders for how frequently we should solicit the advisory “say on pay” vote—with the options being every one, two or three years.  The Board continues to favor an annual “say on pay” vote. The Compensation Committee appreciates the support of our shareholders for our executive compensation program, and considered that support in structuring a 2017 program largely consistent with the prior year’s program.

Principal Elements of Executive Compensation

We compensate our executive officers with a combination of base salary and short-term and long-term incentives designed to focus their efforts on maximizing both our near-term and long-term financial performance. The executive compensation program includes the following: (i) base salary, (ii) annual cash bonus, (iii) long-term incentive compensation in the form of equity awards, and (iv) other benefits. Each executive officer’s compensation package is designed to provide an appropriately weighted mix of these elements, which the Compensation Committee believes cumulatively provide a level of compensation roughly equivalent to that paid by companies of similar size and complexity and that balances short-term and long-term performance and reward objectives.

Base Salary. Minimum salaries for the named executive officers are established in their employment agreements. The base salaries of the named executive officers are reviewed annually by the Compensation Committee for adjustment. When establishing base salaries of our executive officers for 2016, the Compensation Committee considered competitive market data (drawn from compensation survey data and the compensation peer group), as well as a variety of other factors, including global macro-economic conditions, market developments, our past financial performance and future expected performance, the performance of the executives, changes in the executives’ responsibilities, the CEO’s recommendations (other than for his own base salary) and cost-of-living and other local geographic considerations, where applicable. The actual base salaries paid to the named executive officers in 2016 are disclosed in the Summary Compensation Table. The Compensation Committee did not make any changes to the base salaries of the named executive officers in 2016, other than Ms. Pinne whose base salary was increased in connection with her promotion to Senior Vice President, Global Corporate Controller, and Chief Accounting Officer.

Annual Cash Bonus Program. The purpose of the Company’s annual cash bonus program is to align the short-term incentive bonuses with the achievement of annual corporate performance. For all the named executive officers, as well as all other employee participants in the program during 2016, we used Company consolidated revenue and adjusted earnings per share (“adjusted EPS”) as the corporate performance measures to determine the bonus payout. The Compensation Committee believes the combination of consolidated revenue and adjusted EPS creates the proper balance for motivating and rewarding profitable growth in the near-term that will translate into strong returns for shareholders over the long-term. The Compensation Committee excluded individual performance from the bonus measures for all program participants to focus and reward the team for collectively achieving our overall financial objectives.

For 2016, and in accordance with its recent years’ practice, the Compensation Committee weighted the two performance measures (consolidated revenue and adjusted EPS) equally, and for each, established performance ranges with each range having a minimum performance threshold, a target threshold, and a performance maximum. Achievement above the minimum threshold for a performance measure is expressed as a percentage of the target level, and the percentages for the two performance measures are averaged together to determine the annual bonus payout by multiplying that average percentage by the target bonus payout. At- or below-minimum threshold performance for a measure is expressed as 0%, at-target performance is expressed as 100%, and performance at the maximum is expressed as 150%. Achievement between the minimum performance threshold and target, or between target and the performance maximum, is expressed as a percentage determined by linear interpolation.  Under the 2016 program, for an executive to receive any cash bonus payout, we were required to exceed one or both minimum performance thresholds.

As an example, if the percentages of target achieved for the respective performance measurements (consolidated revenue and adjusted EPS) are 80% and 110%, respectively, and the annual target bonus payout for an executive is $300,000, then the annual bonus payout to that executive would be [(0.80 + 1.10) / 2] x $300,000 = $285,000.

Regarding the establishment of the specific consolidated revenue and adjusted EPS performance measures for 2016, the Compensation Committee reviewed and considered senior management’s proposed 2016 budget, the critical assumptions underlying the budget, and the final budget. In preparing the budget, senior management considered a variety of factors, including but not limited to: global economic trends, supply chain management information-technology investment and growth trends as published by leading industry analysts, the competitive position of our software products, the level of investment in product development to maintain sustainable competitive advantage, and historical financial performance. Senior management considers these factors in the context of the key objective of extending the Company’s position as a leading global supply chain commerce solutions provider by increasing our revenues faster than our competitors.

In setting the consolidated revenue and adjusted EPS performance measures for 2016, the Compensation Committee considered the degree of difficulty and probability of achieving the performance levels. The Committee set these levels so that the relative difficulty of achieving them were consistent with prior years.

For purposes of the 2016 bonus program, for all plan participants:

▪	As defined in the program, “consolidated revenue” was calculated excluding hardware and other revenue to minimize risk of low margin revenue lines skewing incentive plan payout percentages;
▪

As defined in the program, “adjusted EPS” excludes the following items from GAAP EPS: amortization of intangible assets, and equity-based compensation expenses, restructuring charges, asset impairment charges and related recoveries, sales tax recoveries, and unusual tax adjustments. For 2016, the only exclusions necessary were amortization of intangible assets and equity-based compensation expenses, as the Company did not incur any of the other items;

▪	Consistent with prior years, the earnings per share benefit generated from Common Stock repurchases was eliminated from adjusted EPS for determining bonus payouts; and

▪

Consistent with prior years, the achievement of revenue and adjusted EPS objectives was determined on a constant currency basis (i.e., actual financial results are translated to U.S. dollars at budgeted U.S. dollar exchange rates).

Regarding our use of adjusted EPS as one of the performance measures, we use adjusted EPS to develop our budget, manage expenditures, and evaluate our overall business performance, and we believe adjusted EPS is useful for us, and for our investors, when assessing our performance versus other software companies. We included in our January 31, 2017, earnings press release, attached to our Current Report on Form 8-K of the same date, a full reconciliation from 2016 GAAP EPS to 2016 adjusted EPS (non-GAAP EPS).

The following table provides the 2016 annual cash bonus payout levels as a percentage of the performance targets for consolidated revenue and adjusted EPS.

Annual Cash Bonus Program Design for 2016

		Participant
		Bonus Payout	Actual Payout
	Amount	% of Target	% Earned
Consolidated Revenue ($ in millions)
Threshold goal	$532.0	0%
Target goal	564.9	100%
Maximum goal	608.0	150%

2016 Bonus Revenue - Earned	$549.7		54%

Adjusted EPS
Threshold goal	$1.63	0%
Target goal	1.75	100%
Maximum goal	1.92	150%

2016 Bonus EPS - Earned	$1.83		124%

Total Combined Actual Payout % Earned (54% + 124% divided by 2 = 89%)			89%

 ______________

Payouts for consolidated revenue and adjusted EPS amounts achieved between threshold goal and target goal and between target goal and maximum goal are calculated based on linear interpolation.

We achieved consolidated revenue and adjusted EPS for 2016 of $549.7 million and $1.83 per share, respectively, resulting in annual cash bonuses being earned by all plan participants at 89% of their target annual cash bonus opportunities.

The following table sets forth each named executive officer’s target annual cash bonus opportunity, payout amounts, and payout percentages actually earned in 2016.

		2016 Annual Cash Bonus Program Target vs. Payout
Name	Title	Target	Payout	Payout %
Eddie Capel	President, Chief Executive Officer, and Director	$575,000	$511,750	89%
Dennis B. Story	EVP, Chief Financial Officer, and Treasurer	278,000	227,140	82%	(1)
Bruce S. Richards	SVP, Chief Legal Officer, and Secretary	173,000	153,970	89%
Robert G. Howell	SVP, Americas Sales	289,000	257,210	89%
Linda C. Pinne	SVP, Global Controller, and Chief Accounting Officer	80,000	71,200	89%

______________

(1)	The payout percentage actually earned in 2016 by Mr. Story was pro-rated for the periods in 2016 during which he was employed by the Company.

The Compensation Committee retains the right to exercise discretion to either increase or decrease a participant’s annual cash bonus under the bonus program. The Compensation Committee did not exercise its discretion with regard to the cash bonuses paid to our executive officers in 2016.

Equity Awards. We use equity awards to provide incentives to improve our financial performance and to assist in the recruitment, retention, and motivation of professional, managerial, and other personnel. These long-term incentives are designed to align the interests of our executive officers and other employee plan participants with those of our shareholders to enhance our overall value, the market price of the Common Stock, and hence, the shareholders’ return. In addition, the vesting of stock incentives over a period of time is designed to create an incentive for the individual to remain with us. We grant RSUs to our executive officers and other employee plan participants on an ongoing basis to provide continuing incentives to them to meet future performance goals and to remain with the Company.

Equity-based compensation is an important and significant component of our executive compensation program. In setting the form and level of the equity awards for the named executive officers, the Compensation Committee considers the CEO’s recommendations, the executive officer’s performance, and a variety of other factors including:

•	Market-competitive levels of total compensation, particularly for our peer group
•	Market-competitive levels and forms of equity-based compensation
•	Alignment with company performance and shareholder value
•	The retention strength provided by outstanding and non-vested equity awards held by the executives
•	Global macro-economic conditions
•	Our recent performance and trends
•	The executive’s recent performance and potential future contribution
•	The resulting annual grant rate from aggregate awards
•	The resulting availability of shares under our shareholder approved equity plans
•	The resulting cost to us and alignment of the cost to participant value

There is no precise formula or weighting applied to these factors as changing business conditions, competitive market practices, and regulations necessitate differing priorities to maximize effectiveness while minimizing cost and dilution.

During 2016, an aggregate of 148,972 RSUs were granted to the named executive officers, comprising an aggregate annual grant of 78,972 RSUs to the five named executive officers and a one-time grant of 70,000 RSUs to Mr. Story following his return to the Company on July 31, 2016. In approving the individual award levels for the annual grant to the named executive officers, the Compensation Committee also reviewed aggregate grant levels for all recipients in order to ensure that the annual grant rate was within competitive norms and sustainable over time.

The annual awards granted in 2016 are 50% service-based (39,486 shares) and 50% performance-based (39,486 shares) and generally vest in four equal annual increments starting on or about the first anniversary of the grant date for both service-based and performance-based grants, with the performance portion tied to the same annual revenue and adjusted earnings per share performance goals and ranges for fiscal year 2016 as established for the annual cash incentive plan discussed above.

The Compensation Committee intended that the one-time grant to Mr. Story of 70,000 RSUs restore approximately the value he surrendered when the Company canceled his 72,071 outstanding, unvested RSUs upon his departure from the Company on June 30, 2016. That one-time grant is 100% service-based, and vests in four equal annual installments on January 31 of each of the years 2017 through 2020.

Performance-Based RSUs. The performance-based RSUs are intended primarily to provide our executive officers with incentives to improve our performance, as they benefit from these awards only if we meet the pre-established financial goals specified in the awards in the year granted. The 2016 performance-based RSU awards were to be earned, in whole or in part, based on our attainment of the same annual consolidated revenue and adjusted EPS performance goals as established for the 2016 annual cash bonus program. For 2016, and in accordance with its recent years’ practice, the Compensation Committee weighted the two performance measures (consolidated revenue and adjusted EPS) equally, and for each, established performance ranges with each range having a minimum performance threshold, a target threshold, and a performance maximum. Achievement above the minimum threshold for a performance measure is expressed as a percentage of the target level, and the percentages for the two performance measures are averaged together to determine the number of performance-based RSUs an executive earns by multiplying that average percentage by the number of performance-based RSUs initially granted to the executive. At- or below-minimum threshold performance for a measure is expressed as 0%, at-target performance is expressed as 100%, and performance at the maximum is expressed as 150%. Achievement between the minimum performance threshold and target, or between target and the performance maximum, is expressed as a percentage determined by linear interpolation. Under the 2016 program, for an executive to earn any of their performance-based RSUs, we were required to exceed one or both minimum performance thresholds.

As an example, if the percentages of target achieved for the respective performance measurements (consolidated revenue and adjusted EPS) are 75% and 105%, respectively, and the number of performance-based RSUs granted during to the executive during 2016 was 8,000, then the number of those performance-based RSUs earned by that executive would be [(0.75 + 1.05) / 2] x 8,000 RSUs = 7,200 RSUs, with the remaining 800 RSUs being canceled.

Based on our financial performance in 2016, 89% of the performance-based award RSUs were earned. The RSUs earned are to vest in four equal annual installments starting on or about the first anniversary of the award grant date. The minimum performance threshold, performance target and performance maximum for the 2016 performance measures, as well as our actual performance, are the same as set forth in the table “Annual Cash Bonus Program Design for 2016.”

Perquisites and Other Personal Benefits. Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide perquisites or other personal benefits to our executive officers, including the Named Executive Officers, except in situations where we believe it is appropriate to assist an individual in the performance of their duties, to make our executive officers more efficient and effective, and for recruitment and retention purposes.

If an executive officer qualifies to attend our annual sales-oriented Presidents’ Club event and incurs an income tax liability associated with their attendance and the attendance of their spouse, we provide a tax “gross-up” payment to offset that liability. During 2016, we provided such payments to our CEO and Messrs. Richards and Howell.

Health and Welfare Benefits. We offer standard Company health and welfare benefits to the named executive officers as a safety net against the financial catastrophes that can result from illness, disability, or death. The benefits offered to the named executive officers are substantially the same as those offered to all of our regular employees, except that certain of the named executive officers have been offered an arrangement under which the Company would pay the premiums on term life insurance for the executives during their continued employment with the Company. During 2016, we paid term life insurance premiums, including tax “gross-ups” with respect to such premiums, for our CEO and Messrs. Story, Richards, and Howell.

Our tax-qualified deferred-compensation Section 401(k) Savings Plan (the “401(k) Plan”) covers all of our eligible full-time employees. Under the 401(k) Plan, participants may elect to contribute, through salary deductions, up to 60% of their annual compensation, subject to a maximum of $18,000, or $24,000 for employees who are at least 50 years old. We provide matching contributions in the amount of 50% up to the first 6% of salary contributed under the 401(k) Plan. The 401(k) Plan is designed to qualify under Section 401 of the Internal Revenue Code so that the contributions by employees or by us to the 401(k) Plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan, and so that contributions by us will be deductible when made.

Employment Agreements

The Company entered into substantially identical employment agreements with Messrs. Capel, Story, Richards, and Howell in 2013 and Ms. Pinne in 2016. These agreements replaced the employment agreements and separation and non-compete agreements previously in effect with certain of the named executive officers.

Each agreement provides that the named executive officer will be (i) paid an annual base salary, (ii) eligible for an annual performance-based bonus, (iii) eligible for equity awards that reflect their Company position, duties, and responsibilities, (iv) eligible to participate in all other benefit plans, programs, and arrangements generally available to executives of the Company, (v) provided an indemnification agreement, under which the Company will indemnify the executive to the full extent permitted by law with respect to any claim arising out of the executive’s service as an officer, director, or employee of the Company, and (vi) covered by a director and officers liability insurance policy. As set forth in the agreements, the minimum annual base salaries of Messrs. Capel, Story, Richards, and Howell and Ms. Pinne are $475,000, $360,000, $283,000, $265,000, and $240,000, respectively. Each named executive officer’s annual base salary is subject to increases at the discretion of the Board or Compensation Committee.

Each agreement further provides that the named executive officer or the Company may terminate that officer’s employment at any time. If the Company terminates the named executive officer’s employment for reasons other than death, disability, or “cause” (as defined in the agreement) or if there is a “constructive termination” of the executive officer’s employment (as defined in the agreement), the officer will be entitled to certain severance payments and benefits. Those payments and benefits are described below in the section entitled Potential Payments upon Termination, and that section also contains an estimate of the potential payments and benefits payable under these arrangements as of the end of 2016.

In general, severance payments to a named executive officer are limited such that they will not receive any “parachute payment” as described in Sections 280G and 4999 of the Internal Revenue Code. The named executive officer is required to provide the Company with a general release of all claims in order to receive any severance payments or benefits.

The agreements contain provisions requiring the named executive officer to protect the proprietary and confidential information of the Company. In addition, for a period of 12 months after termination of employment for any reason (or, if later, the last date any severance payments are due), the named executive officer agrees not to solicit the Company’s customers or solicit or hire away the Company’s employees and is prohibited from performing duties of the type performed for the Company for a competing business owned by any of a designated group of companies. The named executive officer also agrees to assign to the Company all patents, inventions, copyrights, and other intellectual property developed by them in the course of their employment.

Policy with Respect to Qualifying Compensation for Deductibility

Section 162(m) of the Internal Revenue Code imposes a limit on federal income tax deductibility for annual compensation in excess of one million dollars paid by a corporation to its Chief Executive Officer and its other three most highly compensated executive officers (other than the Chief Financial Officer). Compensation in excess of one million dollars may only be deducted if it is “qualified performance-based compensation” within the meaning of Section 162(m) or qualifies for one of the other exemptions from the deductibility limit. The Compensation Committee considers tax deductibility when making its decisions regarding executive compensation but reserves the right to award nondeductible compensation when appropriate to accomplish other compensation objectives. The Compensation Committee will continue to assess the impact of Section 162(m) on its compensation practices and determine what further action, if any, is appropriate. From time to time, the Compensation Committee may, in its judgment, approve compensation for the named executive officers that does not comply with an exemption from the deductibility limit when it believes that such compensation is in the best interests of the Company and our shareholders.

Limitation of Liability and Indemnification of Officers and Directors

The Company’s Articles of Incorporation provide that the liability of the Directors to the shareholders for monetary damages will be limited to the fullest extent permissible under Georgia law. This limitation of liability does not affect the availability of injunctive relief or other equitable remedies.

The Company’s Bylaws provide that the Company will indemnify each of its officers, Directors, employees, and agents to the extent that they are or were a party, or are threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative because they are or were a Director, officer, employee, or agent of the Company, against reasonable expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement in connection with such action, suit, or proceeding; provided, however, that no indemnification will be made for:

•	any appropriation, in violation of their duties, of any business opportunity of the Company;
•	acts or omissions that involve intentional misconduct or a knowing violation of law;
•	any liability under Section 14-2-832 of the Georgia Business Corporation Code, which relates to unlawful payments of dividends and unlawful stock repurchases and redemptions; or
•	any transaction from which they derived an improper personal benefit.

The Company has entered into indemnification agreements with its Officers and Directors providing indemnification similar to that provided in the Bylaws.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the non-employee members of our Board of Directors and executive officers and persons who own beneficially more than 10% of our Common Stock to file reports of initial statements of ownership and statements of changes in ownership of such stock with the SEC. Directors, executive officers and persons owning beneficially more than 10% of the Common Stock are required by the SEC to furnish the Company with copies of all Section 16(a) forms they file with the SEC. To the Company’s knowledge, based solely on the information furnished to the Company, all Directors, executive officers and 10% shareholders complied with all applicable Section 16(a) filing requirements during the year ended December 31, 2016, except that Form 4 reports filed on March 1, 2016 with respect to each of Mesrrs. Capel, Story, Howell and Richards and Ms. Pinne inadvertently reported the determination of performance-based restricted stock unit awards on February 29, 2016; in fact, the number of performance-based units earned by these executives was determined on January 28, 2016.

2016 SUMMARY COMPENSATION TABLE

The following table sets forth, for the three years ended December 31, 2016, the total compensation paid to or earned by the named executive officers.

Name and Principal Position	Year	Salary	Stock Awards(1)		Non-Equity Incentive Plan Compensation(2)	All Other Compensation(3)		Total

Eddie Capel	2016	$575,000	$2,206,398		$511,750	$44,252	(4)	$3,337,400
President, Chief Executive	2015	575,000	4,567,221		759,000	14,848		5,916,069
Officer, and Director	2014	500,000	1,103,210		720,000	16,502		2,339,712

Dennis B. Story	2016	$350,167	$5,029,828	(5)	$227,140	$21,706	(6)	$5,628,841
Executive Vice President, Chief	2015	382,000	1,868,424		366,960	21,685		2,639,069
Financial Officer, and Treasurer	2014	372,000	551,622		388,800	8,750		1,321,172

Bruce S. Richards	2016	$300,000	$451,258		$153,970	$22,707	(7)	$927,935
Senior Vice President, Chief	2015	300,000	730,130		228,360	25,278		1,283,768
Legal Officer, and Secretary	2014	292,000	330,973		241,920	11,874		876,767

Robert G. Howell	2016	$289,000	$702,056		$257,210	$25,222	(8)	$1,273,488
Senior Vice President,	2015	289,000	2,191,015		381,480	23,868		2,885,363
Americas Sales	2014	280,000	367,737		403,200	25,398		1,076,335

Linda C. Pinne (9)	2016	$239,792	$125,344		$71,200	$7,950	(10)	$444,286
Senior Vice President, Global Controller,
and Chief Accounting Officer

______________

(1)

The amounts in this column represent the aggregate grant date fair value for the stock awards (service-based and performance-based RSUs) granted in accordance with the Financial Accounting Standard Board’s Accounting Standards Codification Topic 718 (“ASC Topic 718”). These fair values have been determined based on the assumptions set forth in the Company’s 2016 Annual Report on Form 10-K (Note 2, Equity-Based Compensation). Assuming the highest level of performance is achieved under the applicable performance conditions, the maximum grant date fair value of the performance-based RSUs granted to the named executive officers in 2016 is: (i) in the case of Mr. Capel, $1,654,799; (ii) in the case of Mr. Story, $676,999; (iii) in the case of Mr. Richards, $338,472; (iv) in the case of Mr. Howell, $526,542; (v) and in the case of Ms. Pinne, $94,008.

(2)	Represent amounts earned in the applicable year, regardless of whether such amounts were paid prior to the end of such year.
(3)

The amounts in this column represent the Section 401(k) matching or similar Company contribution, tax “gross-up” payments on behalf of named executive officers as discussed in the Compensation Discussion and Analysis section, and Company-paid term life insurance premiums for the benefit of Messrs. Capel, Story, Richards and Howell.

(4)

This amount represents: (i) the Company’s contributions to Mr. Capel’s account under its Section 401(k) plan in the amount of $7,688; (ii) tax “gross-up” payments in the amount of $21,395; and (iii) Company-paid term life insurance premiums in the amount of $15,169.

(5)

In January 2016, Mr. Story was awarded 16,246 RSUs with grant date fair value of $902,628. As previously disclosed, Mr. Story left the Company for a brief period from June 30, 2016 to July 31, 2016. His unvested RSUs outstanding as of June 30, 2016, in the amount of 72,071 RSUs, were cancelled. In connection with his re-appointment, the Company granted Mr. Story 70,000 service-based RSUs on August 1, 2016, with grant date fair value of $4,127,200.

(6)

This amount represents: (i) the Company’s contributions to Mr. Story’s account under its Section 401(k) plan in the amount of $7,950; (ii) tax “gross-up” payment in the amount of $6,596; and (iii) Company-paid term life insurance premiums in the amount of $7,160.

(7)

This amount represents: (i) the Company’s contributions to Mr. Richards’s account under its Section 401(k) plan in the amount of $7,950; (ii) ) tax “gross-up” payments in the amount of $7,608; and (iii) Company-paid term life insurance premiums in the amount of $7,149.

(8)

This amount represents: (i) the Company’s contributions to Mr. Howell’s account under its Section 401(k) plan in the amount of $7,916; (ii) ) tax “gross-up” payments in the amount of $10,396; and (iii) Company-paid term life insurance premiums in the amount of $6,910.

(9)	Ms. Pinne became Senior Vice President, Global Controller, and Chief Accounting Officer in January 2016.
(10)	This amount represents the Company’s contributions to Ms. Pinne’s account under its Section 401(k) plan in the amount of $7,950.

2016 Grants of Plan-Based Awards Table

The following table provides information about our 2016 annual cash bonus opportunities and the equity awards granted to our named executive officers during the year ended December 31, 2016.

Plan-Based Compensation
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)		Estimated Future Payouts Under Equity Incentive Plan Awards(2)				All Other Stock Awards: Number of Stock		Grant Date Fair Value of Stock
Name	Award Type	Grant Date	Target ($)	Maximum ($)	Target (#)		Maximum (#)		Units(3) (#)		Awards(4) ($)
Eddie Capel	Cash Bonus	1/28/2016	575,000	862,500	-		-		-		-
	Service-based RSUs	1/28/2016	-	-	-		-		19,856		1,103,199
	Performance-based RSUs	1/28/2016	-	-	19,856		29,784		-		1,103,199

Dennis B. Story	Cash Bonus	1/28/2016	278,000	417,000	-		-		-		-
	Service-based RSUs	1/28/2016	-	-	-		-		8,123	(3)	451,314	(5)
	Performance-based RSUs	1/28/2016	-	-	8,123	(5)	12,185	(5)	-		451,314	(5)
	One-time grant RSUs	8/1/2016	-	-	-		-		70,000	(5)	4,127,200	(5)

Bruce S. Richards	Cash Bonus	1/28/2016	173,000	259,500	-		-		-		-
	Service-based RSUs	1/28/2016	-	-	-		-		4,061		225,629
	Performance-based RSUs	1/28/2016	-	-	4,061		6,092		-		225,629

Robert G. Howell	Cash Bonus	1/28/2016	289,000	433,500	-		-		-		-
	Service-based RSUs	1/28/2016	-	-	-		-		6,318		351,028
	Performance-based RSUs	1/28/2016	-	-	6,318		9,477		-		351,028

Linda C. Pinne	Cash Bonus	1/28/2016	80,000	120,000	-		-		-		-
	Service-based RSUs	1/28/2016	-	-	-		-		1,128		62,672
	Performance-based RSUs	1/28/2016	-	-	1,128		1,692		-		62,672

_________________

(1)

These columns represent the target and maximum annual cash bonus opportunities under the Company’s annual cash bonus program for 2016. The actual cash bonuses paid to the named executive officers for 2016 are set forth in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column.

(2)

These columns represent the performance-based RSUs granted to the named executive officers during 2016 pursuant to the Company’s 2007 Stock Incentive Plan, shown both at the target and maximum performance levels. For our executive officers to earn any portion of their award, the Company is required to attain a minimum percentage of the pre-established target levels for consolidated revenue and adjusted EPS. The executive officers would earn 100% of the target award if the Company achieves 100% of the Company’s two performance goals specified in the awards for the fiscal year of the award. The executive officers would earn up to a maximum of 150% of the target award if the Company exceeds the performance goals specified in the awards up to a maximum specified performance level. The executive officers may earn a portion of the target award, but less than 100%, if the Company falls short of one or both performance goals but still achieves at least a minimum threshold performance level. For each of the Company’s two performance goals, linear interpolation is used to determine the portion of the award earned by the named executive officers if the Company’s performance exceeds the minimum threshold but is less than the 100% of the goals, or exceeds the 100% target but does not reach the maximum performance level.

Based on our financial performance in 2016, 89% of each 2016 performance-based RSUs award was earned other than the award to Mr. Story. The earned portion of the award generally vests in four equal annual installments commencing in the year following the date of grant.

(3)

This column represents service-based RSU awards granted to the named executive officers during 2016 pursuant to the Company’s 2007 Stock Incentive Plan, including regular annual grants and a one-time grant of 70,000 RSUs to Mr. Story described in the section Compensation Discussion and Analysis - Equity Awards above. The regular service-based RSUs and Mr. Story’s grant vest in four equal annual installments commencing in the year following the date of grant.

(4)

This column represents the aggregate grant date fair value for performance-based and service-based (both regular and special) RSU awards in accordance with ASC Topic 718. These award fair values have been determined based on the closing market price of the Company’s Common Stock on the date of grant.

(5)

In January 2016, Mr. Story was awarded annual grants of 8,123 service-based RSUs and 8,123 performance-based RSUs. As previously disclosed, Mr. Story briefly left the Company from June 30, 2016 to July 31, 2016. His unvested RSUs outstanding as of June 30, 2016, in the amount of 72,071 RSUs, were cancelled. The Company granted Mr. Story 70,000 service-based RSUs on August 1, 2016, which vest in four installments of 25% on January 31 of each of the years 2017 through 2020.

2016 Outstanding Equity Awards at Fiscal Year-End Table

The following table summarizes the equity awards of our named executive officers that were outstanding as of December 31, 2016. The market value of unvested stock awards was determined based on the closing market price for our Common Stock of $53.03 per share on December 31, 2016.

Outstanding Equity Awards at Fiscal Year End
		Stock Awards (1)
Name	Grant Date	Number of Shares or Stock Units That Have Not Vested (#)		Market Value of Shares or Stock Units That Have Not Vested ($)

Eddie Capel	1/23/2013	16,998		$901,404
	1/23/2013	62,560		3,317,557
	1/30/2014	19,917		1,056,199
	1/29/2015	21,387		1,134,153
	7/27/2015	47,807		2,535,205
	1/28/2016	37,528	(2)	1,990,101

Dennis B. Story	8/1/2016	70,000		3,712,100

Bruce S. Richards	1/23/2013	4,855		257,461
	1/30/2014	5,976		316,907
	1/29/2015	6,320		335,150
	7/27/2015	5,544		293,998
	1/28/2016	7,675	(2)	407,021

Robert G. Howell	1/23/2013	7,038		373,225
	1/23/2013	1,375		72,916
	6/11/2013	2,102		111,469
	1/30/2014	6,639		352,066
	1/29/2015	8,749		463,959
	7/27/2015	24,028		1,274,205
	1/28/2016	11,941	(2)	633,232

Linda C. Pinne	1/23/2013	638		33,833
	1/30/2014	1,329		70,477
	1/29/2015	1,751		92,856
	7/27/2015	3,465		183,749
	1/28/2016	2,132	(2)	113,056

 _________________

(1)	RSU awards vest in accordance with the schedules set forth below.
(2)

These amounts represent, as of December 31, 2016, the sum of the (i) outstanding RSUs that were service-based when granted, and (ii) outstanding RSUs that were performance-based when granted, which, as of the end of December 31, 2016, were earned at 89% of target, based on the level of achievement of the applicable performance measures.

Stock Awards Vesting Schedule
Name	Grant Date	Vesting

Eddie Capel	1/23/2013	25% per year for 4 years
	1/23/2013	25% per year for 4 years beginning on the 2nd anniversary of the grant date
	1/30/2014	25% per year for 4 years
	1/29/2015	25% per year for 4 years
	7/27/2015	10% in Jan. 2016; 15% in Jan. 2017; 20% in Jan. 2018; 25% in Jan. 2019; 30% in Jan. 2020
	1/28/2016	25% per year for 4 years

Dennis B. Story	8/1/2016	25% in Jan. 2017; 25% in Jan 2018; 25% in Jan 2019; 25% in Jan 2020

Bruce S. Richards	1/23/2013	25% per year for 4 years
	1/30/2014	25% per year for 4 years
	1/29/2015	25% per year for 4 years
	7/27/2015	10% in Jan. 2016; 15% in Jan. 2017; 20% in Jan. 2018; 25% in Jan. 2019; 30% in Jan. 2020
	1/28/2016	25% per year for 4 years

Robert G. Howell	1/23/2013	25% per year for 4 years
	1/23/2013	25% per year for 4 years beginning on the 2nd anniversary of the grant date
	6/11/2013	25% vested in January 2014; 25% per year vest in January for the next 3 years
	1/30/2014	25% per year for 4 years
	1/29/2015	25% per year for 4 years
	7/27/2015	10% in Jan. 2016; 15% in Jan. 2017; 20% in Jan. 2018; 25% in Jan. 2019; 30% in Jan. 2020
	1/28/2016	25% per year for 4 years

Linda C. Pinne	1/23/2013	25% per year for 4 years
	1/30/2014	25% per year for 4 years
	1/29/2015	25% per year for 4 years
	7/27/2015	10% in Jan. 2016; 15% in Jan. 2017; 20% in Jan. 2018; 25% in Jan. 2019; 30% in Jan. 2020
	1/28/2016	25% per year for 4 years

2016 Stock Vested Table

The following table provides information about the value realized by the named executive officers from their stock awards that vested during the year ended December 31, 2016.

Stock Vested
	Stock Awards
	Number of	Value
	Shares Acquired	Realized on
Name	on Vesting	Vesting
Eddie Capel	89,230	$5,130,872
Dennis B. Story	33,325	1,908,100
Bruce S. Richards	10,566	608,834
Robert G. Howell	17,058	981,499
Linda C. Pinne	3,148	179,890

Potential Payments upon Termination of Employment

The employment agreement for each named executive officer provides that, if the Company terminates that officer’s employment for reasons other than death, disability, or “cause” (as defined in the agreement), or if the executive terminates their employment for “constructive termination” (as defined in the agreement), then the officer will be entitled to certain severance payments and benefits. Those payments and benefits are described in footnote 1 to the following table, except that if the termination occurs within two years following a change in control of the Company (as defined in the agreement), those payments and benefits are as described in footnote 2 to the table. The following table shows the estimated amounts that would have been payable to our named executive officers under their existing employment agreements if their termination of employment was effective as of December 31, 2016.

	Cash Severance	Value of Accelerated Stock Vesting	Health Benefits
Eddie Capel
Termination without cause or constructive termination(1)	$575,000	$-	$36,658
Change in control with termination without cause or constructive termination(2)	1,313,875	11,050,444	36,658

Dennis B. Story
Termination without cause or constructive termination(1)	382,000	-	36,658
Change in control with termination without cause or constructive termination(2)	758,720	3,712,100	36,658

Bruce S. Richards
Termination without cause or constructive termination(1)	300,000	-	36,658
Change in control with termination without cause or constructive termination(2)	522,305	1,634,226	36,658

Robert G. Howell
Termination without cause or constructive termination(1)	289,000	-	36,658
Change in control with termination without cause or constructive termination(2)	660,365	3,317,928	36,658

Linda C. Pinne
Termination without cause or constructive termination(1)	240,000	-	36,658
Change in control with termination without cause or constructive termination(2)	342,800	500,550	36,658

_________________

(1)

The employment agreement for each named executive officer  provides that, if the Company terminates the executive’s employment other than for death, disability or “cause” (as defined in the agreement), or if there is a “constructive termination” of the executive officer’s employment (as defined in the agreement), then, subject to executive’s delivery of a release of claims and ongoing compliance with the executive’s restrictive covenants and other post-termination obligations, the executive is entitled to receive ongoing payment of 12 months of their then-current base salary and 12 monthly payments of COBRA or its equivalent for the executive officer’s and their family’s medical and dental benefits, “grossed up” for income tax.

(2)

The employment agreement for each named executive officer provides that, if a termination of the executive’s employment occurs entitling the executive officer to receive the payments and benefits described in footnote 1 above, and that termination occurs within twenty-four months of a “change of control” of the Company (as defined in the agreement), then, in addition to the payments and benefits described in footnote 1 above, the executive is entitled to receive, (i) a pro rata annual cash bonus for the year of termination through their termination date calculated at the target performance level (to the extent not yet paid), (ii) an annual cash bonus equal to the greater of that executive’s target bonus for the year of termination or the prior year, and (iii) vesting of all outstanding and unvested restricted stock unit awards. Performance-based restricted stock unit awards for which the performance period has not been completed as of the date of the change of control are deemed to have been achieved at the target performance level.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The following non-employee Directors were the members of the Compensation Committee of the Board of Directors during 2016: Thomas E. Noonan (Chairman), Brian J. Cassidy, Edmond I. Eger III and John J. Huntz, Jr. To the Company’s knowledge, there were no interlocking relationships involving members of the Compensation Committee or other Directors requiring disclosure in this Proxy Statement.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis section of the Company’s 2017 Proxy Statement. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2017 Proxy statement (and in the Company’s Annual Report on Form 10-K through incorporation by reference to the Proxy Statement).

Compensation Committee

Thomas E. Noonan, Chairman
Brian J. Cassidy
Edmond I. Eger III John J. Huntz, Jr.

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

POLICY ON related PARTY TRANSACTIONS

The Company’s Global Ethics and Compliance Code, which is available in the Investor Relations section of our web site at www.manh.com, and which includes our conflicts of interest policy, provides generally that the Company’s Directors, officers, and employees must avoid any personal, financial, or family interest that could keep that person from acting in our best interest. In general, the Chief Legal Officer, who serves as the Company’s Chief Compliance Officer, must approve of exceptions to the policy as written. In addition, the Company has an unwritten policy requiring approval by the Audit Committee or the independent members of the Board of exceptions for conflicts involving Directors or executive officers.

Since the beginning of fiscal year 2012, the Company has not been a participant in any related-party transaction requiring disclosure pursuant to Item 404 of the SEC’s Regulation S-K, and no such transaction is currently proposed.

AUDIT COMMITTEE REPORT

The Audit Committee is directly responsible for the appointment, compensation, and oversight of the Company’s independent registered public accounting firm. In this regard, the Audit Committee pre-approves all audit services and non-audit services to be provided to the Company by its independent registered public accounting firm. The Audit Committee may delegate to one or more of its members the authority to grant the approvals. The decision of any member to whom authority is delegated to approve services to be performed by the Company’s independent registered public accounting firm is presented to the full Audit Committee at its next scheduled meeting. The Audit Committee may not approve any service that individually or in the aggregate may impair, in the Audit Committee’s opinion, the independence of the independent registered public accounting firm.

The Audit Committee of the Board currently consists of Messrs. Huntz (Chairman), Heyman, and Noonan, all of whom meet the independence requirements of The Nasdaq Stock Market. The Audit Committee operates pursuant to a written charter adopted by the Board, the complete text of which is available in its current form in the Investor Relations section of our web site at www.manh.com.

In overseeing the preparation of the Company’s financial statements, the Audit Committee met with both management and the Company’s independent registered public accounting firm to review and discuss the financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Audit Committee that all financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee discussed the statements with both management and the independent registered public accounting firm. The Audit Committee’s review included discussion with the independent registered public accounting firm of matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board (the “PCAOB”). The Company’s independent registered public accounting firm, Ernst & Young LLP, has provided to the Audit Committee the written disclosures and letter to the Audit Committee required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with Ernst & Young LLP that firm’s independence. The Audit Committee has concluded that Ernst & Young LLP’s provision of audit and non-audit services to the Company is compatible with Ernst & Young LLP’s independence.

The Audit Committee has reviewed and discussed with management its assessment and report on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2016, which it made using the criteria set forth by the Committee Sponsoring Organizations of the Treadway Commission in Internal Control – Integrated Framework. The Audit Committee has also reviewed and discussed with Ernst & Young LLP its review and report on the Company’s internal control over financial reporting. The Company published these reports in its Annual Report on Form 10-K for the year ended December 31, 2016.

Based on these reviews and discussions, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Audit Committee

John J. Huntz, Jr., Chairman
John H. Heyman
Thomas E. Noonan

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

PROPOSAL 2

RESOLUTION TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Section 14A of the Exchange Act requires companies to conduct a separate nonbinding, advisory shareholder vote to approve the compensation of their named executive officers as described in the Compensation Discussion and Analysis, the executive compensation tables, and any related information in each such company’s proxy statement (commonly known as a “say on pay” proposal).

As discussed in the Compensation Discussion and Analysis section of this Proxy Statement beginning on page 14, the Board believes that our current executive compensation programs directly link executive compensation to our financial performance and align the interests of our executive officers with those of our shareholders. Our Board also believes our executive compensation programs provide our executive officers with a balanced compensation package that includes a reasonable base salary along with annual and long-term incentive compensation opportunities based on our performance against specified financial performance objectives. As discussed in the Risk Management section, our Compensation Committee has concluded that the program does not subject the Company to unreasonable risk. For 2016, the following reflects the target pay mix for our CEO and the aggregate target pay mix for our other named executive officers who were employed at year end (“NEOs”):

(1)

The above charts include base salary, target annual cash bonus opportunities, and the grant date value of annual equity awards. The charts exclude the value of the special grant of service-based RSUs to Mr. Story for his appointment to resume service as our Executive Vice President, Chief Financial Officer, and Treasurer. The value of this one-time award is included in the Summary Compensation Table and the Grants of Plan Based Awards table.

For 2016, the short-term incentive opportunity was tied to the attainment of our revenue and adjusted EPS results for the year. The Board believes these measures are the critical indicators of our short-term execution and positioning for long-term success. For 2016, the long-term incentive compensation opportunity was provided in the form of performance-based and service-based RSUs. The Board believes that this equity grant mix achieves our long-term performance and retention objectives while minimizing annual share usage and aggregate equity plan dilution.

Based on our financial results in 2016, annual cash bonuses and performance-based RSUs were earned at 89% of the target award opportunity. Further, executive stock ownership value increased commensurate with the increase in total shareholder value. This strong alignment between our financial results, shareholder returns, and executive compensation is the cornerstone of our executive compensation philosophy and program design.

The Compensation Committee periodically reviews our overall approach to executive compensation to ensure that our current executive compensation levels, policies, and practices continue to be in line with industry practices and reflective of best practices. The following are highlights regarding our overall governance of executive compensation and the design of our current programs, policies, and practices:

•	Separate CEO and Chairman of the Board
•	Oversight by an active, engaged, and independent Compensation Committee
•	Engagement of an independent compensation consultant
•	Capped incentive opportunities to mitigate concerns regarding excessive risk-taking for all employee participants
•	Equity plans that prohibit stock option re-pricing and cash buyouts without shareholder approval for all employee participants
•	“Double-trigger” change-in-control arrangements
•	No excise tax gross-ups
•	Limited executive perquisites
•	Prohibits all employees from engaging in hedging and/or pledging of our securities

The Compensation Discussion and Analysis discussion beginning on page 14 includes additional details about our executive compensation program. In light of the above, we believe that the compensation of the NEOs for 2016 was appropriate and reasonable, and that our compensation policies and practices are sound and in the best interests of the Company and our shareholders. The say on pay proposal is set forth in the following resolution:

RESOLVED, that the shareholders of Manhattan Associates, Inc., approve, on an advisory basis, the compensation of its named executive officers, as disclosed in the Company’s Proxy Statement for the 2017 Annual Meeting of Shareholders, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and any related information found in the proxy statement of Manhattan Associates, Inc.

Because your vote on this proposal is advisory, it will not be binding on the Board the Compensation Committee or the Company. However, the Compensation Committee and the Board will take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF EXECUTIVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT, PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

PROPOSAL 3

RESOLUTION TO DETERMINE THE FREQUENCY OF FUTURE ADVISORY VOTES TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Section 14A of the Exchange Act requires companies to conduct a separate nonbinding, advisory shareholder vote to determine the frequency of future say on pay votes as least once every six years (commonly known as a “say on frequency” proposal.) By voting with respect to this Proposal 3, shareholders may indicate whether they would prefer that we conduct future advisory votes to approve the compensation of the named executive officers every one, two, or three years. Shareholders may also abstain from voting on this matter. At our 2011 Annual Meeting of Shareholders held on May 19, 2011, 89% of the votes cast indicated their preference for holding the say on pay votes every year.

The Board believes a nonbinding, advisory shareholder vote to approve the compensation of the named executive officers should occur every one year because it provides the highest level of accountability and communication by enabling the nonbinding, advisory shareholder vote to approve the compensation of our named executive officers to correspond with the most recent executive compensation information presented in our proxy statement for our annual meetings of shareholders. Accordingly, the Board recommends voting for a nonbinding, advisory shareholder vote to approve the compensation of the named executive officers every one year.

You may vote on your preferred voting frequency by choosing the option of every one year, two years, or three years, or abstain from voting, when you vote in response to the following resolution:

RESOLVED, that the shareholders of the Company indicate, on an advisory basis, by their vote on this resolution, whether the advisory vote on the compensation of the Company’s named executive officers, pursuant to Rule 14a-¬21(b) of the Exchange Act, should take place every one year, every two years or every three years..

The option of every one year, two years, or three years that receives the highest number of shareholder votes will be the frequency for the advisory vote on executive compensation that has been selected by shareholders. Because your vote on this proposal is advisory, it will not be binding on the Board, the Compensation Committee or the Company. However, the Compensation Committee and the Board of Directors will take into account the outcome of the vote when selecting the frequency of future say on pay votes.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE OPTION OF “EVERY ONE YEAR” AS THE FREQUENCY WITH WHICH SHAREHOLDERS ARE PROVIDED AN ADVISORY VOTE ON EXECUTIVE COMPENSATION.

PROPOSAL 4

RATIFICATION of appointment of INDEPENDENT

registered public accounting firm

In January 2017, the Audit Committee of our Board appointed Ernst & Young LLP to serve as its independent registered public accounting firm for the fiscal year ending December 31, 2017. If shareholders do not ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2017, the Audit Committee will review its future selection of the independent registered public accounting firm. In addition, the Audit Committee, at its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee believes that a change would be in our best interests and the best interests of our shareholders. A proposal to ratify the appointment will be presented at the Annual Meeting. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

Audit and Non-Audit Fees

The following table presents the aggregate fees for professional services rendered by Ernst & Young LLP for each of the last two fiscal years.

	2016	2015
	(in thousands)
Audit Fees (1)	$1,219	$1,109
Audit-related Fees (2)	-	-
Tax Fees (3)	372	152
All Other Fees (4)	2	2
Total Fees	$1,593	$1,263

__________

(1)

Audit fees consisted of charges principally associated with the annual financial statement audit and the audit of internal control over financial reporting, the review of the Company’s quarterly reports on Form 10-Q and statutory audits required internationally.

(2)	Audit-related fees consisted of charges related to certain agreed upon procedures engagements.
(3)	Tax fees consisted of charges principally related to services associated with tax compliance, tax planning and tax advice.
(4)	All other fees include charges for products and/or services other than those described above.

The Audit Committee has determined that the provision of non-audit services by Ernst & Young LLP is compatible with maintaining the independence of Ernst & Young LLP.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2017.

SHAREHOLDER PROPOSALS

SEC rules require that any proposal by a shareholder of the Company for consideration at the 2018 Annual Meeting of Shareholders must be received by the Company no later than December 8, 2017, if any such proposal is to be eligible for inclusion in the Company’s proxy materials for its 2018 Annual Meeting. Under such rules, the Company is not required to include shareholder proposals in its proxy materials unless certain other conditions specified in such rules are met.

In order for a shareholder to bring any business or nominations before the Annual Meeting of Shareholders, certain conditions set forth in Sections 2.14 and 3.8 of the Company’s Bylaws must be complied with, including, but not limited to, delivery of notice to the Company not less than 60 days prior to the meeting as originally scheduled, or if less than 70 days’ notice or prior public disclosure of the date of the scheduled meeting is given or made, delivery of notice to the Company not later than the tenth day following the earlier of the day on which notice of the date of the meeting is mailed to shareholders or public disclosure of the date of such meeting is made.

COMMUNICATION WITH DIRECTORS

We have established procedures for shareholders or other interested parties to communicate directly with the Board of Directors. Such parties can contact the Board by email at: investor_relations@manh.com or by mail at: Manhattan Associates, Inc. Board of Directors, 2300 Windy Ridge Parkway, Tenth Floor, Atlanta, Georgia 30339. All communications made by this means will be received directly by the Chairman of the Audit Committee.

FORM 10-K

Our Form 10-K for the fiscal year ending December 31, 2016, which is part of our Annual Report to Shareholders, including the financial statements, schedules, and list of exhibits, is available at our website, www.manh.com. We will mail without charge, upon written request, a copy of our Form 10-K exhibits. Requests should be sent to Manhattan Associates, Inc., 2300 Windy Ridge Parkway, Tenth Floor, Atlanta, Georgia 30339. They are also available, free of charge, at the SEC’s web site, www.sec.gov.

OTHER MATTERS

Management of the Company is not aware of any other matter to be presented for action at the Annual Meeting other than those mentioned in the Notice of Annual Meeting of Shareholders and referred to in this Proxy Statement. However, should any other matter requiring a vote of the shareholders arise, the accompanying proxy confers discretionary authority upon the representatives named on the proxy to vote, to the extent permitted by law, in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS,

Bruce S. Richards
Senior Vice President, Chief Legal Officer and Secretary

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:KEEP THIS PORTION FOR YOUR RECORDSDETACH AND RETURN THIS PORTION ONLYTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.Signature [PLEASE SIGN WITHIN BOX]DateSignature (Joint Owners)DateVOTE BY INTERNET - www.proxyvote.comUse the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALSIf you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.VOTE BY PHONE - 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.2300 WINDY RIDGE PARKWAYTENTH FLOORATLANTA, GEORGIA 30339E20051-P88737MANHATTAN ASSOCIATES, INC.The Board of Directors recommends a vote FOR the nominees listed.1. Election of DirectorsFor AbstainAgainst Nominees:!!! 1a. Eddie Capel!!! 1b. Charles E. MoranFor AgainstAbstainThe Board of Directors recommends a vote FOR proposal 2.!!!2. Nonbinding resolution to approve the compensation of the Company's named executive officers.The Board of Directors recommends a vote for every 1 YEAR for proposal 3.Abstain2 Years1 Year3 Years!!!!3. Nonbinding resolution to determine the frequency of future advisory votes to approve the compensation of the Company's named executive officers. The Board of Directors recommends a vote FOR proposal 4.AbstainFor Against!!!4. Ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year endingDecember 31, 2017.!For address changes and/or comments, please check this box and write them on the back where indicated.Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.V.1.1

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.E20052-P88737MANHATTAN ASSOCIATES, INC.2300 Windy Ridge ParkwayTenth FloorAtlanta, Georgia 30339THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORSBy this proxy, the undersigned (i) appoints Eddie Capel and Bruce S. Richards, and each of them, with full power of substitution, as their proxy to represent and vote all the shares of Common Stock of Manhattan Associates, Inc. held of record by the undersigned on March 22, 2017, at the annual meeting of shareholders to be held on May 18, 2017, or any adjournment of that meeting, as designated on the reverse side of the Proxy, (ii) confirms all that those proxies may lawfully do by virtue of their appointments, and (iii) revokes any proxy appointments as to those shares previously given by the undersigned. The proxies, in their discretion, are further authorized to vote (x) on any matter of which the Company did not have notice at least 45 days before the date of this solicitation, or the date provided for in Section 2.14 of the Company's bylaws, whichever date is earlier, (y) for the election of a person to the Board if any Board-recommended nominee becomes unable to serve or for good cause will not serve and (z) matters incident to the conduct of the annual meeting and any other matters that may properly come before the meeting and any adjournments or postponements of the meeting.The shares represented by this Proxy will be voted as directed by the undersigned. If no direction is given when the duly executed Proxy is returned, those shares will be voted "FOR" the Nominees in Proposal 1, "FOR" Proposals 2 and 4, and for every "1 YEAR" for Proposal 3.The undersigned understands that this Proxy confers discretionary authority with respect to matters not known or determined at the time of the mailing of the notice of the meeting to the undersigned.Address Changes/Comments: _______________________________________________________________________________________________________________________________________________________________________________________(If you noted any address changes/comments above, please mark corresponding box on the reverse side.)Continued on reverse sideV.1.1